NOTIFICATION OF THE REMOVAL FROM LISTING
AND REGISTRATION OF THE STATED SECURITIES

The null hereby notifies the SEC of its
intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 13, 2012, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
April 2, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The merger between Minefinders Corporation Ltd.
and Pan American Silver Corp. became effective before the opening on April 2, 2012. Each share of Common Shares of Minefinders
Corporation Ltd. was converted into Cdn$15.60 in cash per share or 0.6235 Common Shares of Pan American Silver Corp. or a combination of Cdn$1.84 and 0.55 Common Shares of Pan American
Silver Corp.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 2, 2012.